Exhibit 99.1

BioLife Solutions Appoints Two New

Independent Board Directors

Amy DuRoss, CEO at Vineti and Rachel Ellingson, Chief Strategy Officer at Zimmer Biomet

BOTHELL, Wash. (April 6, 2021) – BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife” or the “Company”), a leading developer and supplier of a portfolio of class-defining bioproduction products and services for cell and gene therapies, today announced that it has appointed Amy DuRoss, chief executive officer of Vineti, and Rachel Ellingson, senior vice president and chief strategy officer at Zimmer Biomet to its board of directors effective immediately.

Mike Rice, BioLife CEO, commented, "We are very pleased to welcome Amy and Rachel as new independent directors to BioLife’s board. They join BioLife at an exciting time. The addition of these directors complements our existing board of directors' skills and experiences, and we are confident they will provide valuable perspectives as we continue to execute our M&A strategy, drive growth and enhance value for all BioLife shareholders.”

DuRoss will serve on the Audit and Compensation committees and Ellingson will serve on the Compensation and Nominating and Governance committees.

About Amy DuRoss

As CEO and co-founder of Vineti, Amy has led the company and its software as a service platform to the forefront of innovation supporting cell and gene therapy manufacturing, delivery and patient follow up. Before co-founding Vineti, Amy focused on healthcare new business creation for GE Ventures/healthymagination. Prior to GE, Amy was chief business officer at Navigenics, a genomics company sold to Life Technologies in 2012. She was co-founder and executive director of Proposition 71, California’s $3B stem cell research initiative passed in 2004, as well as chief of staff at the resulting state grant oversight agency. Amy holds an MBA and MA/BA in English from Stanford University. She was named a 2016 Health Innovator Fellow by the Aspen Institute. Amy also serves as a member of the board of directors for the ARM Foundation for Cell and Gene Medicine.

About Rachel Ellingson

At Zimmer Biomet, as a member of the executive leadership team, Rachel Ellingson is responsible for global oversight of strategy, business development and integration. Prior to joining Zimmer Biomet, she served as vice president, corporate strategy and as a member of the executive leadership team at St. Jude Medical. Before joining St. Jude Medical, she served as vice president, business development and investor relations at AGA Medical Corporation. Prior to joining AGA Medical, she was an investment banker, most recently as a Managing Director, Healthcare Investment Banking with Bank of America and prior to that, was with Cowen & Company. During her career, she has been responsible for executing more than 50 M&A and financing transactions, raising over $15B in capital and generating over $40B in M&A transaction value. She holds a Bachelor of Arts degree from the University of Rhode Island and an MBA in Finance from the University of Connecticut.

About BioLife Solutions

BioLife Solutions is a leading supplier of class-defining cell and gene therapy bioproduction tools and services. Our tools portfolio includes our proprietary CryoStor® freeze media and HypoThermosol® shipping and storage media, ThawSTAR® family of automated, water-free thawing products, evo® cold chain management system, Custom Biogenic Systems high capacity storage freezers and SciSafe biologic storage services. For more information, please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Media & Investor Relations
Roderick de Greef
Chief Financial Officer & Chief Operating Officer
(425) 686-6002
rdegreef@biolifesolutions.com